EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

BPZ Resources, Inc.

Houston, Texas

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated February 27, 2009, relating to the consolidated financial statements of BPZ Resources, Inc., and the effectiveness of BPZ Resources, Inc.’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Johnson Miller & Co., CPA’s PC
Midland, Texas

November 12, 2009